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                                                                      Exhibit 21

                        Subsidiaries of the Registrant

Molecular Simulations Incorporated, organized under the laws of Delaware Molecular Simulations Limited, U.K., organized under the laws of the United
 Kingdom
Molecular Simulations Limited SARL, organized under the laws of France Molecular Simulations Software GmbH, organized under the laws of Germany